Exhibit 99.1

NOTICE OF 401(k) PLAN BLACKOUT PERIOD

TO:	Directors and Executive Officers of Infinity Pharmaceuticals, Inc.

FROM:	Seth Tasker, Associate General Counsel

DATE:	February 10, 2014

Please be advised that on February 7, 2014 Infinity Pharmaceuticals, Inc. (the “Company”) received notice of an upcoming suspension period from the plan administrator for the Infinity Pharmaceuticals, Inc. 401(k) Plan and Trust (the “401(k) Plan”) indicating that there will be a period of time, expected to begin on March 14, 2014 and expected to end during the week of March 24, 2014 (the “Plan Blackout Period”), when 401(k) Plan participants will be unable to perform transactions involving the Company’s common stock, par value $0.001 per share (“Common Stock”), in the Infinity Pharmaceuticals Company Stock Fund of the 401(k) Plan. Participants of the 401(k) Plan will be unable to perform exchanges, make future investment elections, obtain a loan, obtain a distribution, or exercise rights otherwise available with respect to the portion of their account invested in the Infinity Pharmaceuticals Company Stock Fund. The temporary suspension is required to transition the 401(k) Plan record keeper from Fidelity Investments to Principal Financial Group.

Even if you are not a participant in the 401(k) Plan, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any of the Company’s equity securities acquired in connection with your service as a director or officer of the Company until the expiration of the Plan Blackout Period except as permitted by Regulation BTR.

If you participate in the 401(k) Plan, you will be prohibited from performing transactions relating to the Infinity Stock Fund under the 401(k) Plan during the Plan Blackout Period.

Finally, certain transactions are exempt from the prohibition – please contact the Company’s Associate General Counsel, Legal Affairs for further information or questions.

Any pending purchase or sale orders involving the Company’s securities that could be executed during the Plan Blackout Period must be canceled, unless they are part of a written trading plan that has been cleared by the Company’s Associate General Counsel, Legal Affairs or are otherwise exempt transactions. Please refer to the Company’s Insider Trading Policy for further information.

Please be advised that this Notice of 401(k) Plan Blackout Period is in addition to, and not in lieu of, any other blackout period notices that you may have received, or may in the future receive regarding trading in the Company’s securities generally.

If you have any questions regarding this notice, or if during the Plan Blackout Period, you wish to obtain, without charge, information as to whether the Plan Blackout Period has begun or ended, please contact:

Seth Tasker

Associate General Counsel

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

617-453-1312

seth.tasker@infi.com